EXHIBIT 99.1

Heritage Oaks Bank Announces Termination of Regulatory Order Regarding BSA Matters

PASO ROBLES, Calif., Nov. 29, 2016 (GLOBE NEWSWIRE) -- Heritage Oaks Bank, the wholly owned subsidiary of Heritage Oaks Bancorp, (Nasdaq:HEOP),  today announced the termination of its Consent Order issued by the Federal Deposit Insurance Corporation (FDIC) and the California Department of Business Oversight (DBO) requiring improvements to the bank’s Bank Secrecy Act/Anti-Money Laundering (BSA/AML) program.

“Heritage Oaks Bank has made comprehensive changes to its BSA compliance program.  We have enhanced our technology processes, training and personnel to improve our BSA Program and we are pleased that we have satisfied the legal and regulatory requirements of the Order,” said Simone Lagomarsino, President and Chief Executive Officer.

About Heritage Oaks Bancorp and Heritage Oaks Bank

With $2.0 billion in assets, Heritage Oaks Bancorp is headquartered in Paso Robles, California and is the holding company for Heritage Oaks Bank.  Heritage Oaks Bank operates two branch offices each in Paso Robles and San Luis Obispo; single branch offices in Atascadero, Templeton, Cambria, Morro Bay, Arroyo Grande, Santa Maria, Goleta and Santa Barbara; as well as a single loan production office in Ventura/Oxnard.  Heritage Oaks Bank conducts commercial banking business in San Luis Obispo, Santa Barbara, and Ventura counties. Visit Heritage Oaks Bank on the Web at www.heritageoaksbank.com. By including the foregoing website address, Heritage Oaks Bancorp does not intend to, and shall not be deemed to incorporate by reference any material contained therein.

The Heritage Oaks Bancorp logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7045

Forward Looking Statements

Certain statements in this press release, including, without limitation, statements containing the words “believes”, “anticipates”, “intends”, “expects”, and words of similar impact, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include renewed softness in the overall economy, including the California real estate market; the effect of the current low interest rate environment or changes in interest rates on our net interest margin; changes in the Company’s business strategy or development plans; our ability to  attract and retain qualified employees; a failure or breach of our operational security systems or infrastructure or those of our customers, our third party vendors or other service providers, including as a result of a cyber-attack; any compromise in the secured transmission of personal, financial and/or confidential information over public networks; environmental conditions, including the prolonged drought in California, natural disasters such as earthquakes, landslides, and wildfires that may disrupt business, impede operations, or negatively impact the ability of certain borrowers to repay their loans and/or the values of collateral securing loans; and the possibility of an unfavorable ruling in a legal matter, and the potential impact that it may have on earnings, reputation, or the Bank’s operations.

Simone Lagomarsino, President and CEO
Jason Castle, Executive Vice President and Chief Financial Officer
805-369-5200